Exhibit 99.1

FOR RELEASE October 23, 2003:6:30 a.m. EST

StanCorp Financial Group, Inc. Reports Third Quarter 2003 Results

PORTLAND, Ore. — October 23, 2003 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the third quarter of 2003 of $1.45 per diluted share, compared to $0.93 per diluted share for the third quarter of 2002. Net income for the same periods was $42.4 million and $27.6 million, respectively. Net income in the third quarter of 2003 included after-tax net capital gains of $3.4 million compared to after-tax net capital losses of $2.3 million for the third quarter of 2002. Net income excluding after-tax net capital gains and losses for the third quarter of 2003 was $1.33 per diluted share, compared to $1.00 per diluted share in the third quarter of 2002. (See discussion of non-GAAP financial measures below.)

Premiums for the third quarter of 2003 were $405.3 million, a 22.0% increase over $332.1 million for the third quarter of 2002, and included $38.8 million in premiums from the group disability and group life insurance business of Teachers Insurance and Annuity Association (“TIAA”), which was assumed through a reinsurance transaction in the fourth quarter of 2002.

The benefit ratio (the ratio of policyholder benefits to premiums) for the Employee Benefits — Insurance segment, StanCorp’s largest business segment, was 82.3% in the third quarter of 2003, in line with the Company’s expectations. The benefit ratio for the third quarter of last year was 81.1%, better than the Company’s expectations.

“Each of our business segments performed very well in the third quarter,” said Eric E. Parsons, president and chief executive officer. “While we expect economic challenges to persist in the fourth quarter and into 2004, our business fundamentals are strong and we are beginning to benefit from the upward trend in interest rates and equity market performance.”

Year-to-Date

Net income for the nine months ended September 30, 2003, was $3.82 per diluted share, compared to $2.58 per diluted share for the same period in 2002. Net income for these same periods was $111.8 million and $77.1 million, respectively. After-tax net capital gains were $5.1 million for the nine months ended September 30, 2003, compared to after-tax net capital losses of $15.5 million for the same period in 2002, primarily due to losses on WorldCom bond holdings during the second quarter of 2002. Net income excluding after-tax net capital gains and losses for the nine months ended September 30, 2003, was $3.64 per diluted share, compared to $3.10 per diluted share for the nine months ended September 30, 2002. (See discussion of non-GAAP financial measures below.)

The first nine months of 2003 included $8.1 million in charges incurred for administrative fees associated with the integration of the TIAA block of business. There were $2.5 million in charges incurred during the first nine months of 2002 related to the TIAA transaction. The integration of the TIAA block of business was completed during the second quarter of 2003.

Premiums for the nine months ended September 30, 2003, were $1.21 billion, a 21.2% increase over $1.00 billion for the same period in 2002, and included premiums from the TIAA block of business of $121.4 million.

Business Segments

Employee Benefits — Insurance

The Employee Benefits — Insurance segment reported income before income taxes of $48.1 million in the third quarter of 2003, compared to $36.4 million in the third quarter of 2002. Premiums for this segment were $378.4 million for the third quarter of 2003, a 22.5% increase compared to $308.9 million for the third quarter of last year, and included premiums from the TIAA block of business of $38.8 million.

Reported new sales for the Employee Benefits — Insurance segment vary by quarter, but tend to be highest in the fourth quarter when a greater number of companies purchase employee benefit plans. Sales for the third quarter of 2003 were $44.8 million, compared to $56.7 million in the third quarter of 2002. Sales have been slower primarily in the smaller case market, we believe due in part to continued economic uncertainties and the impact of rising medical costs on employer budgets for employee benefits. Reported sales represent annual premiums that are expected to be earned over the first year the contract is in force.

The benefit ratio for this segment was 82.3% for the third quarter of 2003, compared to a very favorable benefit ratio of 81.1% for the third quarter of 2002. The interest rate used to discount new long term disability reserves established during the quarter increased from 4.75% to 4.90%. The discount rate was increased to reflect a similar increase in the average interest rate at which the Company was able to make new investments during the quarter. Although the benefit ratio can fluctuate widely from quarter to quarter, over time the benefit ratio for the Employee Benefits — Insurance segment is expected to be in the range of 82% to 84%.

Operating expenses as a percentage of premiums for the segment were 13.9% for the third quarter of 2003, compared to 14.5% for the third quarter of 2002. The third quarter of 2002 included $2.5 million of TIAA transaction costs.

Individual Insurance

The Individual Insurance segment reported income before income taxes of $11.5 million for the third quarter of 2003, compared to $9.9 million for the third quarter of 2002. Premiums for this segment were up $2.3 million for the third quarter of 2003, compared to the third quarter of 2002 due to increasing sales of individual disability insurance. Overall, individual disability claims experience was favorable for both the third quarter of 2003 and 2002. The benefit ratio for this segment was 83.9% for the third quarter of 2003, compared to 91.0% in the third quarter of 2002. Although the benefit ratio can fluctuate widely from quarter to quarter, over time the benefit ratio in the Individual Insurance segment is expected to be in the range of 85% to 100%.

Retirement Plans

The Retirement Plans segment reported income before income taxes of $1.7 million for the third quarter of 2003, compared to a loss before income taxes of $0.8 million for the third quarter of 2002. Fees associated with assets under management were higher in the third quarter of 2003 compared to the same period a year ago, as assets under management increased to $2.27 billion at September 30, 2003, compared to $1.67 billion a year ago. The increase in assets under management was due to higher market values of equity investments in the separate account, strong sales, continued deposit growth and good customer retention.

Other

StanCorp’s other businesses reported income before income taxes of $4.0 million for the third quarter of 2003, compared to a loss before income taxes of $2.6 million for the third quarter of 2002. Income before income taxes for the third quarter of 2003 included net capital gains of $5.4 million compared to net capital losses of $3.6 million for the third quarter of 2002. Net capital gains for the third quarter of 2003 include gains on bond sales, which were driven in part by higher than normal level of accepted tender offers during the quarter on bonds held in the Company’s portfolio. Net capital losses for the third quarter of 2002 were largely the result of losses on bond sales. During the third quarter of 2002 the Company sold several of its holdings in telecommunications and energy companies. In the third quarter of 2003 the Company changed its segment reporting for all periods to include all capital gains and losses in “Other”.

Income before income taxes for other businesses in the third quarter of 2003 also included interest expense of $4.4 million on long-term debt, which was issued late in the third quarter of 2002.

Other businesses include StanCorp Mortgage Investors, LLC (“SMI”), which on a stand-alone basis contributed income before income taxes of $3.1 million for the third quarter of 2003 compared to $1.5 million for the third quarter of 2002. Supporting both internal and external investor demand, SMI originated a record $283.5 million of commercial mortgage loans in the third quarter of 2003, a 128.3% increase over $124.2 million for the same period a year ago.

Investments

At September 30, 2003, the overall rating for the Company’s fixed maturity securities portfolio was A (Standard & Poor’s). Gross unrealized gains related to the Company’s fixed maturity securities portfolio at September 30, 2003, totaled $311.7 million. Gross unrealized losses totaled $5.5 million. At September 30, 2003, the percentage of the Company’s fixed maturity securities portfolio below investment grade was 3.3%, which included $89.9 million, or 2.0% of the fixed maturity securities portfolio, in an outside managed high yield portfolio.

The yield on the Company’s fixed maturity securities portfolio declined to 5.98% at September 30, 2003, from 6.22% at December 31, 2002. The yield on the Company’s commercial mortgage loan portfolio declined to 7.40% at September 30, 2003, from 7.94% at December 31, 2002.

At September 30, 2003, the Company’s investment portfolio held 66.3% fixed maturity securities and 32.7% commercial mortgage loans, with the remainder being in real estate and policy loans. The percentage of the Company’s investment portfolio invested in fixed maturity securities at September 30, 2003, was higher than normal due to the investment of proceeds from the TIAA transaction in late 2002. Over time, the Company plans to invest more cash flows into commercial mortgage loans to return the portfolio to its historical allocation of approximately 60% fixed maturity securities and 40% commercial mortgage loans.

Financial Objectives

StanCorp has three publicly stated financial objectives intended to provide a general overview of management’s expectations for long-term trends in its financial performance. The financial objectives, which include non-GAAP financial measures as discussed below, are to:

•	Grow premiums, excluding premiums from acquisitions for the first twelve months after the acquisition closes, by 10% to 12% per year. In light of the current economic environment, the Company believes its full year 2003 premium growth is likely to be in the 8% to 9% range and that 2004 premium growth will continue to be below the 10% to 12% objective.

•	Grow net income per diluted share 12% to 15% per year, excluding after-tax net capital gains and losses. For the nine months ended September 30, 2003, our net income per diluted share excluding after-tax net capital gains and losses has grown 17.4% compared to the same period a year ago. Therefore, we expect to be at the high end or slightly above our target range for this objective for the full year 2003. Our 2003 objective includes expected earnings accretion from the TIAA transaction, partially offset by the expense of stock-based employee compensation.

•	Achieve a return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, of 13% to 14% by the end of 2003, and 14% to 15% by the end of 2005. For the nine months ended September 30, 2003, the Company’s return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, was 13.4%.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income are non-GAAP (Generally Accepted Accounting Principles) measures. To provide investors a broader understanding of earnings, the Company furnishes net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income provides investors a better measure of return.

Shares Outstanding

Diluted weighted average shares outstanding for the third quarters of 2003 and 2002 were 29.3 million and 29.8 million, respectively. During the third quarter of 2003, StanCorp repurchased 10,900 shares at a total cost of $0.6 million. At September 30, 2003, the Company had approximately 233,000 shares remaining under its current share repurchase authorization, which expires on December 31, 2003.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with more than 32,000 group insurance policies in force covering more than 6.2 million employees as of September 30, 2003. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s third quarter 2003 results today, October 23 at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through December 12, 2003.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (888) 203-1112 or (719) 457-0820 and entering access code #318886. The replay will be available through November 2, 2003.

Disclosure

Information in this earnings release includes certain statements that are not based on historical facts. These statements are forward-looking and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include, without limitation, statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance, and are identified by words such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates,” or the negative of those words or other comparable terminology.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) adequacy of reserves established for future policy benefits; (ii) claims experience and deterioration in morbidity, mortality and persistency; (iii) events of terrorism, natural disasters, or other catastrophic events; (iv) availability and adequacy of reinsurance and catastrophe reinsurance coverage; (v) potential charges resulting from membership in a catastrophe reinsurance pool; (vi) changes in interest rates or the condition of the national economy; (vii) the impact of rising medical costs on employer budgets for employee benefits; (viii) ability to successfully integrate blocks of business assumed through reinsurance; (ix) ability of assumed blocks of business to perform as expected; (x) declines in asset credit quality and increases in delinquencies on bonds and commercial mortgage loans; (xi) adequacy of investment reserves; (xii) estimates of fair values of fixed maturity securities; (xiii) commercial mortgage loan illiquidity; (xiv) concentration of commercial mortgage loan assets collateralized in California; (xv) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xvi) competition from other insurers and financial services companies; (xvii) declines in financial strength ratings; (xviii) changes in the regulatory environment at the state or federal level; (xix) adverse findings in litigation or other legal proceedings; (xx) receipt of dividends from our subsidiaries; (xxi) adequacy of the diversification of geographic or industry risk; (xxii) adequacy of matching between assets and liabilities; (xxiii) achievement of financial objectives, including growth of premiums, earnings, assets under management, return on equity, or expense management objectives; and (xxiv) ability to attract and retain employee sales representatives and managers.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, StanCorp undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(503) 321-6127

E-mail: jhallin@standard.com

or

Scott Hibbs

(503) 321-7529

E-mail: shibbs@standard.com

Corporate Information

Kira Higgs

(503) 321-6418

E-mail: khiggs@standard.com

StanCorp Financial Group, Inc.

Consolidated statements of income and comprehensive income

(Dollars in millions—except share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002
	Unaudited		Unaudited
Revenues:
Premiums:
Employee Benefits—Insurance	$378.4	$308.9	$1,129.6	$926.1
Individual Insurance	21.1	18.8	66.4	59.9
Retirement Plans	5.8	4.4	16.6	14.7

Total premiums	405.3	332.1	1,212.6	1,000.7

Net investment income:
Employee Benefits—Insurance	66.0	51.1	189.7	148.0
Individual Insurance	27.8	27.1	82.3	79.3
Retirement Plans	14.2	13.4	42.4	39.4
Other	4.9	3.3	12.8	10.3

Total net investment income	112.9	94.9	327.2	277.0
Net capital gains (losses)	5.4	(3.6)	8.0	(24.3)
Other	1.7	1.3	4.8	4.3

Total revenues	525.3	424.7	1,552.6	1,257.7

Benefits and expenses:
Benefits to policyholders	330.0	268.8	987.2	808.0
Interest credited	18.5	18.4	56.3	54.4
Operating expenses	68.4	59.3	204.8	172.8
Commissions and bonuses	35.6	33.2	107.6	99.3
Premium taxes	6.4	6.0	18.1	16.8
Interest expense	4.4	0.5	13.2	0.6
Net increase in deferred acquisition costs and value of business acquired	(3.3)	(4.4)	(6.7)	(14.2)

Total benefits and expenses	460.0	381.8	1,380.5	1,137.7

Income (loss) before income taxes:
Employee Benefits—Insurance	48.1	36.4	135.0	112.1
Individual Insurance	11.5	9.9	31.5	28.6
Retirement Plans	1.7	(0.8)	3.3	(0.6)
Other	4.0	(2.6)	2.3	(20.1)

Total income before income taxes	65.3	42.9	172.1	120.0

Income taxes	22.9	15.3	60.3	42.9

Net income	42.4	27.6	111.8	77.1

Other comprehensive income (loss), net of tax:
Unrealized capital gains (losses) on securities available-for-sale, net	(53.6)	75.3	46.3	92.6
Reclassification adjustment for net capital gains (losses) included in net income, net	(0.7)	0.2	(0.6)	2.0

Total	(54.3)	75.5	45.7	94.6

Comprehensive income (loss)	$(11.9)	$103.1	$157.5	$171.7

Net income per common share:
Basic	$1.46	$0.94	$3.86	$2.61
Diluted	1.45	0.93	3.82	2.58
Weighted-average common shares outstanding:
Basic	29,003,615	29,459,324	28,958,786	29,530,512
Diluted	29,314,274	29,767,536	29,261,704	29,856,774

StanCorp Financial Group, Inc.

Consolidated balance sheets

(Dollars in millions)

	September 30,	December 31,
	2003	2002
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,552.2	$4,134.4
Commercial mortgage loans, net	2,245.2	1,989.1
Real estate, net	61.2	64.6
Policy loans	4.9	5.3

Total investments	6,863.5	6,193.4
Cash and cash equivalents	32.6	206.8
Premiums and other receivables	73.6	79.6
Accrued investment income	86.9	77.1
Amounts recoverable from reinsurers	888.7	873.9
Deferred acquisition costs and value of business acquired	195.3	190.9
Property and equipment, net	72.4	74.7
Other assets	29.5	31.5
Separate account assets	1,414.3	1,018.6

Total assets	$9,656.8	$8,746.5

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,259.0	$4,114.9
Other policyholder funds	2,016.8	1,864.5
Deferred tax liabilities	176.0	164.7
Short-term debt	24.2	0.2
Long-term debt	256.9	259.0
Other liabilities	199.4	172.0
Separate account liabilities	1,414.3	1,018.6

Total liabilities	8,346.6	7,593.9

Contingencies and commitments
Shareholders’ equity
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized;
29,179,010 and 29,185,276 shares issued at September 30, 2003 and December 31, 2002, respectively	665.4	665.3
Accumulated other comprehensive income	193.1	147.4
Retained earnings	451.7	339.9

Total shareholders’ equity	1,310.2	1,152.6

Total liabilities and shareholders’ equity	$9,656.8	$8,746.5

StanCorp Financial Group, Inc.

Statistical and operating data at or for the periods indicated

(Dollars in millions—except share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002
	Unaudited		Unaudited
Reconciliation of non-GAAP financial measures:
Net income	$42.4	$27.6	$111.8	$77.1
After-tax net capital gains (losses)	3.4	(2.3)	5.1	(15.5)

Net income excluding after-tax net capital gains (losses)	$39.0	$29.9	$106.7	$92.6

Net capital gains (losses)	$5.4	$(3.6)	$8.0	$(24.3)
Taxes on net capital gains (losses)	2.0	(1.3)	2.9	(8.8)

After-tax net capital gains (losses)	$3.4	$(2.3)	$5.1	$(15.5)

Diluted earnings per common share:
Net income	$1.45	$0.93	$3.82	$2.58
After-tax net capital gains (losses)	0.12	(0.07)	0.18	(0.52)

Net income excluding after-tax net capital gains (losses)	$1.33	$1.00	$3.64	$3.10

Shareholders’ equity			$1,310.2	$1,128.0
Accumulated other comprehensive income			193.1	127.9

Shareholders’ equity excluding accumulated other comprehensive income			$1,117.1	$1,000.1

Net income return on average equity			12.1%	9.8%
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive income)			13.4	12.7

Benefit ratio (the ratio of policyholder benefits to premiums):
Employee Benefits—Insurance (including interest credited)	82.3%	81.1%	82.3%	80.9%
Individual Insurance	83.9	91.0	83.4	93.0

Statutory Data—Insurance Subsidiaries:
Net gain from operations before federal income taxes	$65.8	$60.5	$164.0	$143.1
Net gain from operations after federal income taxes and before realized capital gains/losses	40.2	33.0	95.2	82.1

			September 30,	December 31,
			2003	2002
			Unaudited
Capital and surplus			$844.2	$817.6
Asset valuation reserve			42.7	35.8